Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FORTEGRA FINANCIAL CORPORATION

The name of the Corporation is: Fortegra Financial Corporation (the "Corporation").
The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"), as from time to time amended.
a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares, consisting of 100 shares of Common Stock, par value $0.01 per share ("Common Stock").
Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine.
In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be conducted by written ballot.
b) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that the number of directors shall not be less than three (3) nor more than nine (9).
Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the stockholders or the Board of Directors acting by the affirmative vote of a majority of the stockholders or of the remaining directors, as applicable, although less than a quorum, or by a sole remaining director. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and shall qualify. No decrease in the number of directors shall shorten the term of any incumbent director.
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

(ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the DGCL is amended to eliminate or further limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL.
Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation, or by the stockholders in writing in lieu of such a meeting.
The Corporation shall not be governed by Section 203 of the DGCL ("Section 203"), and the restrictions contained in Section 203 shall not apply to the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, and accordingly have hereunto set its hand this 4th day of December, 2014.

Fortegra Financial Corporation

By:	/s/ Richard S. Kahlbaugh
Name:	Richard S. Kahlbaugh
Title:	President and Chief Executive Officer